Exhibit 99.1

Contact:    Michael R. Sand,
                   President & CEO
    Dean J. Brydon, CFO
                   (360) 533-4747
                   www.timberlandbank.com

Timberland Bancorp, Inc. Announces the Retirement of Director James A. Davis

HOQUIAM, WA – August 24, 2021 – Timberland Bancorp, Inc. (NASDAQ – TSBK) (“Timberland” or the “Company”), the holding company for Timberland Bank (the “Bank”) today announced the retirement of James A. Davis as a director of the Company and of the Bank effective August 24, 2021 having reached Timberland’s mandatory retirement age.  Mr. Davis has served as a Director of the Company and of the Bank since 2017.

Jon Parker, the Company’s Chairman of the Board stated, “Jim’s dedicated service and commitment to the Company and the Bank during his tenure on the Boards has been exceptional and we have expressed to him our sincere appreciation for the leadership and direction he provided to the Bank’s management team.  We wish him the best during his retirement.”

Mr. Davis has been appointed an Advisory Director of the Company.

“Jim’s extensive career in the technology sector allowed him to provide wise counsel and support in matters involving technology which have proven very beneficial to Management,” added Michael Sand, the Company’s President and CEO.  “We appreciate his willingness to serve as an Advisory Director”

The Company’s Board also voted to reduce the size of its Board of Directors from nine (9) to eight (8) members at the time of Mr. Davis’ retirement.

About the Company

Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank (“Bank”).  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 24 branches (including its main office in Hoquiam).